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Press Release Hewlett Packard Enterprise Announces Antonio Neri to Succeed Meg Whitman as Chief Executive Officer

Editorial contact

Kate Holderness
corpmediarelations@hpe.com

PALO ALTO, CA--(GlobeNewswire – November 21, 2017) - Hewlett Packard Enterprise (NYSE: HPE) today announced that, effective February 1, 2018, Antonio Neri, current President of HPE, will become President and Chief Executive Officer, and will join the HPE Board of Directors. Meg Whitman, current Chief Executive Officer, will remain on the HPE Board of Directors.

“I’m incredibly proud of all we’ve accomplished since I joined HP in 2011. Today, Hewlett Packard moves forward as four industry-leading companies that are each well positioned to win in their respective markets,” said Meg Whitman, CEO of HPE. “Now is the right time for Antonio and a new generation of leaders to take the reins of HPE. I have tremendous confidence that they will continue to build a great company that will thrive well into the future.”

Meg Whitman was appointed President and CEO of HP in September 2011. Since then, she has executed against a five-year turnaround strategy that has repositioned the company to better compete and win in today’s environment. Under her leadership, the company rebuilt its balance sheet, reignited innovation, strengthened operations and improved customer and partner satisfaction. It also made strategic moves to focus and strengthen its portfolio, most notably its separation from HP Inc., which was the largest corporate separation in history. She also led the subsequent spin off and mergers of HPE’s Enterprise Services and Software businesses, as well as strategic acquisitions including Aruba, SGI, SimpliVity and Nimble Storage.

Under Whitman’s leadership, significant shareholder value has been created, including nearly $18 billion in share repurchases and dividends. Since the birth of HPE on November 2, 2015, the company has delivered a total shareholder return of 89 percent, which is more than three times that of the S&P 500.

“During the past six years, Meg has worked tirelessly to bring stability, strength and resiliency back to an iconic company,” said Pat Russo, Chairman of HPE’s Board of Directors. “Antonio is an HPE veteran with a passion for the company’s customers, partners, employees and culture. He has worked at Meg’s side and is the right person to deliver on the vision the company has laid out.”

Neri, 50, joined HP in 1995 as a customer service engineer in the EMEA call center. He went on to hold various roles in HP’s Printing business and then to run customer service for HP’s Personal Systems unit. In 2011, Neri began running the company’s Technology Services business, then its Server and Networking business units, before running all of Enterprise Group beginning in 2015. As the leader for HPE’s largest business segment, comprising server, storage, networking and services solutions, Neri was responsible for setting the R&D agenda, bringing innovations to market, and go-to-market strategy and execution. Neri was appointed President of HPE in June 2017. In addition to leading the company’s four primary lines of business, as President, Neri has been responsible for HPE Next, a program to accelerate the company’s core performance and competitiveness.

“The world of technology is changing fast, and we’ve architected HPE to take advantage of where we see the markets heading,” said Antonio Neri, President of HPE. “HPE is in a tremendous position to win, and we remain focused on executing our strategy, driving our innovation agenda, and delivering the next wave of shareholder value.”

HPE’s strategy is based on three pillars. First, making Hybrid IT simple through its offerings in the traditional data center, software-defined infrastructure, systems software, private cloud and through cloud partnerships. Second, powering the Intelligent Edge through offerings from Aruba in Campus and Branch networking, and the Industrial Internet of Things (IoT) with products like Edgeline and its Universal IoT software platform. Third, providing the services that are critical to customers today, including Advisory, Professional and Operational Services.

About Hewlett Packard Enterprise
Hewlett Packard Enterprise is an industry leading technology company that enables customers to go further, faster. With the industry's most comprehensive portfolio, spanning the core data center to the cloud to the intelligent edge, our technology and services help customers around the world make IT more efficient, more productive and more secure.

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